Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-214119) of Empire Resorts, Inc.,

•	Registration Statement (Form S-8 No. 333-215484) pertaining to the Empire Resorts, Inc. Executive Deferred compensation Plan, and

•	Registration Statement (Form S-8 No. 333-208791) pertaining to the Empire Resorts, Inc. 2015 Equity Incentive Plan;
of our reports dated March 16, 2018, with respect to the consolidated financial statements and schedule of Empire Resorts, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Empire Resorts, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Empire Resorts, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 16, 2018